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                                                                   EXHIBIT 99.1



                                    [LOGO]



                                                           FOR IMMEDIATE RELEASE

             NEOTHERAPEUTICS COMPLETES $7 MILLION PRIVATE PLACEMENT
                                 OF COMMON STOCK

Irvine, California - May 2, 2000 - NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) today announced the completion of a sale to a major Canadian financial institution of 500,000 shares of NeoTherapeutics Common Stock at $14.00 per share for total proceeds of US$7 million. The investor also received a five-year warrant to purchase up to 125,000 shares of common stock at an exercise price of $17.50 per share. Dlouhy Investments Inc., headquartered in Montreal, Canada, acted as the placement agent for the transaction.

"We are very pleased to include this prestigious institutional investor as a stockholder of our Company. It is gratifying that the investor looked beyond today's market volatility and focused on the progress we have made in the clinical trial program for NEOTROFIN-TM- and the promise of our other product candidates and functional genomics technology when making their investment decision. The proceeds of this financing will add to our working capital, and together with other recent private placements, will fund the clinical development of NeoTherapeutics' lead product candidate, NEOTROFIN-TM-, and will also advance the development of our other pipeline product candidates and expand our functional genomics company NeoGene Technologies, Inc." commented Sam Gulko, NeoTherapeutics' Chief Financial Officer.

NEOTROFIN-TM- is being developed for nerve repair and regeneration, with Alzheimer's disease as its first clinical indication. Pre-clinical studies have demonstrated that NEOTROFIN-TM- causes the production of multiple natural nerve growth (neurotrophic) factors and restores function in animal models of cognitive decline, aging, neuroprotection, and spinal cord injury. Human clinical studies have demonstrated positive effects of NEOTROFIN-TM- on memory and behavioral function in patients with Alzheimer's disease.

According to figures from the Alzheimer's Association, Alzheimer's disease presently affects over 4 million people in the U.S. and approximately 12 million patients worldwide, with associated health care costs of $80-$100 billion per year. Currently marketed drugs, such as Aricept-Registered Trademark-, developed by Eisai and marketed by both Eisai and Pfizer, and Exelon-Registered Trademark-, developed and marketed by Novartis, have been approved for the treatment of symptoms of mild to moderate Alzheimer's disease.


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NeoTherapeutics Completes $7 Million Private Placement of Common Stock
May 2, 2000
Page 2

NeoTherapeutics' research and development program is focused on designing and developing small molecules capable of treating a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, peripheral neuropathy, stroke, and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. NeoGene Technologies, Inc., NeoTherapeutics' subsidiary, is a functional genomics company engaged in the development of a broad platform of enabling technology, receptor-targeted drug design. NeoGene Technologies is using this technology to search for natural and synthetic compounds that can potentially be developed as drugs for treating various diseases. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

CONTACTS:

INVESTMENT COMMUNITY:                         MEDIA:
Carol Gruetter                                Kelly Finley
NeoTherapeutics, Inc.                         Halsted Communications, Inc.
Tel:      (949) 788-6700                      Tel:      (800) 600-7111 x.233
e-mail:   cgruetter@neotherapeutics.com                 (323) 225-1835
                                              e-mail:  kfinley@halsted.com


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